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                                                                   EXHIBIT 11.1

                            QUICKLOGIC CORPORATION

        SCHEDULE OF COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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
                                                           QUARTER ENDED
                                    YEAR ENDED     -----------------------------
                                 DECEMBER 31, 1996 MARCH 31, 1996 MARCH 31, 1997
                                 ----------------- -------------- --------------
Net income (loss)..............       $(3,597)        $    21        $(23,103)
                                      -------         -------        --------
Weighted average common shares
 outstanding...................           784             552             784
Weighted average common
 equivalent shares relating to
 convertible preferred stock
 (using the as if-converted
 method).......................         8,496           8,496           8,496
Common equivalent shares
 relating to stock options and
 warrants (using the treasury
 stock method).................           --               58             --
Common shares and common
 equivalent shares relating to
 stock options issued
 subsequent to May 1996........         3,332           3,332           3,332
                                      -------         -------        --------
Shares used in pro forma net
 income (loss) per share
 calculation...................        12,612          12,438          12,612
Pro Forma net income (loss) per
 share.........................       $ (0.29)        $   --         $  (1.83)
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